                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*

                                  Comarco, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    200080109
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

SEC 1745 (2/92)

CUSIP No. 200080109                   13G                      Page 2 of 6 Pages

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Wanger Advisors Trust

--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                          (a)[ ]

                                                                          (b)[ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts

--------------------------------------------------------------------------------
     NUMBER OF      5        SOLE VOTING POWER

        SHARES                      None

                    ------------------------------------------------------------
     BENEFICIALLY   6        SHARED VOTING POWER

       OWNED BY                     351,750

                    ------------------------------------------------------------
         EACH       7        SOLE DISPOSITIVE POWER

      REPORTING                      None

                    ------------------------------------------------------------
     PERSON WITH    8        SHARED DISPOSITIVE POWER

                                    351,750

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  351,750

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.0%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IV

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                          Comarco, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                          2 Cromwell
                          Irvine, California  92618

Item 2(a)         Name of Person Filing:

                          Wanger Advisors Trust ("WAT")

Item 2(b)         Address of Principal Business Office:

                          WAT is located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606

Item 2(c)         Citizenship:

                          WAT is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                          Common Stock

Item 2(e)         CUSIP Number:

                          200080109

Item 3            Type of Person:

                          (d) WAT is an Investment Company under Section 8 of the Investment Company Act.

                                Page 3 of 6 pages

Item 4            Ownership (at December 31, 2002):

                          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                   351,750

                          (b)      Percent of class:

                                   5.0 % (based on 7,042,065 shares outstanding as of December 12, 2002, based on Form 10-Q filed on December 16, 2002).

                          (c)      Number of shares as to which such person has:

                                             (i)      sole power to vote or to
                                                      direct the vote: none

                                            (ii)      shared power to vote or to
                                                      direct the vote: 351,750

                                           (iii)      sole power to dispose or
                                                      to direct the disposition
                                                      of: none

                                            (iv)      shared power to dispose or
                                                      to direct disposition of:
                                                      351,750

Item 5            Ownership of Five Percent or Less of a Class:

                          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                          Not Applicable

Item 8            Identification and Classification of Members of the Group:

                          Not Applicable

Item 9            Notice of Dissolution of Group:

                          Not Applicable

                                Page 4 of 6 Pages

Item 10           Certification:

                          By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 5 of 6 Pages

                                   Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2003

                                           WANGER ADVISORS TRUST

                                           By: /s/ Bruce H. Lauer
                                               ---------------------------------
                                                   Bruce H. Lauer
                                                   Vice President, Treasurer and
                                                   Secretary

                                Page 6 of 6 Pages